Exhibit 99.1

Blount International, Inc.
4909 SE International Way (97222 4679)
PO Box 22127
Portland, OR 97269 2127 USA
(503) 653-8881
FAX: (503) 653-4555

Contact:	David Dugan
Director, Corporate
Communications and
Investor Relations
503-653-4692
Release:	Immediately

Blount Announces Third Quarter 2012 Results

•	Third quarter 2012 sales increased 9% compared to the prior year; declined 6% excluding sales associated with recently acquired businesses

•	Full year sales and profit outlook for 2012 reaffirmed

PORTLAND, OR – November 1, 2012: Blount International, Inc. [NYSE: BLT] (“Blount” or “Company”) today announced results for the third quarter ended September 30, 2012, and reaffirmed its outlook for 2012.

Results for the Quarter Ended September 30, 2012

Sales in the third quarter were $233 million, a 9% increase from the third quarter of 2011. Excluding the impact of businesses acquired since July 1, 2011, sales declined 6%, with half of the decline attributed to currency fluctuation. Operating income for the third quarter of 2012 was $22.5 million compared to $23.9 million in the prior year. Third quarter net income was $11.6 million, or $0.23 per diluted share, compared to $10.8 million, or $0.22 per diluted share, in the third quarter of 2011.

“While our top line improved with the impact of acquired businesses, our year-over-year performance continued to reflect the weight of soft market conditions and slow demand in Europe and North America driven by economic uncertainty and weather-related conditions,” stated Josh Collins, Blount’s Chairman and Chief Executive Officer.

Mr. Collins continued, “As we anticipated, the excess costs associated with the consolidation of distribution and log splitter assembly in the new Kansas City, Missouri, facility substantially abated by the end of the third quarter. Managing through the current soft market environment and integration of the businesses we acquired in the last two years continue to be our top priorities.”

Segment Results

Blount operates primarily in two business segments – the Forestry, Lawn, and Garden (“FLAG”) segment and the Farm, Ranch, and Agriculture (“FRAG”) segment. The Company reports separate results for the FLAG and FRAG segments. Blount’s Concrete Cutting and Finishing (“CCF”) business is included in “Corporate and Other.”

Forestry, Lawn, and Garden

The FLAG segment reported third quarter 2012 sales of $156.7 million. Third quarter 2012 sales decreased 2% from the third quarter of 2011. However, when excluding businesses acquired since July 1, 2011 and the impact of foreign exchange rate changes, sales increased slightly compared to the third quarter of 2011. For comparability, all sales statistics are quoted excluding the impact of acquired businesses for the period during which Blount did not own the acquired business. Foreign exchange, particularly driven by the Brazil Real and Euro currency rates, was the largest driver of the sales decline and accounted for more than a 3% reduction, while volumes and prices had a net positive impact on sales. Average pricing improved slightly as select price increases put in place in the middle of the 2012 third quarter enhanced results on a comparative basis. Sales in Europe declined 20% while sales in North America grew nearly 10% in the third quarter of 2012 compared to 2011. The change in segment sales for the comparable third quarter periods is illustrated below, with sales of $1.6 million from businesses acquired since July 1, 2011, presented as acquired volume increase.

Change in FLAG Segment Sales

(U.S. Dollars in millions; amounts may not sum due to rounding)

	Sales	Change
Third Quarter 2011	$160.3
Increase / (Decrease)
Foreign Exchange	(5.5)	(3.4)%

	154.8	(3.4)%
Unit Volume	(0.6)	(0.4)%
Selling Price / Mix	0.9	0.5%

	155.1	(3.2)%
Acquired Volume (1)	1.6	1.0%

Third Quarter 2012	$156.7	(2.3)%

(1)	Represents third quarter 2012 sales from the FLAG portion of PBL compared to the prior year period during which Blount did not own that business

Segment backlog was $141.5 million at September 30, 2012, a decrease of 22% from the $182.4 million on December 31, 2011. The reduction in backlog relates to softer demand related to the uncertain economic climate in Europe and Asia.

Segment contribution to operating income and Earnings Before Interest, Taxes, Depreciation, Amortization and certain charges (“Adjusted EBITDA”) was $25.0 million and $31.6 million, respectively, for the third quarter of 2012. Segment contribution to operating income and Adjusted EBITDA declined by $1.9 million and $1.8 million, respectively, for the third quarter of 2012 versus 2011. Lower steel costs, changes in foreign exchange rates, and higher average selling prices all improved segment operating income; however, production volume declines and related costs more than offset the benefit from those factors. A reconciliation of FLAG contribution to operating income for the comparable third quarter periods is presented below.

Change in FLAG Segment Contribution to Operating Income and Adjusted EBITDA

(U.S. Dollars in millions; amounts may not sum due to rounding)

	Contribution to Operating Income	Percent of Segment Sales	Depreciation, Amortization, and Other	Adjusted EBITDA	Percent of Segment Sales
Third Quarter 2011	$26.9	16.8%	$6.5	$33.4	20.9%

Increase / (Decrease)
Steel Costs	1.3
Foreign Exchange	0.4

	28.5	18.4%
Unit Volume	(0.1)
Selling Price / Mix	0.9
Costs / Mix	(4.8)

	24.5	15.8%
Acquired businesses excluding acquisition accounting	0.0
Acquisition accounting(1)	0.5

Third Quarter 2012	$25.0	15.9%	$6.6	$31.6	20.2%

(1)	Represents change in acquisition accounting impact for all FLAG business units regardless of date acquired

The benefit from currency exchange rates was driven mostly by a stronger U.S. Dollar versus the Brazilian Real, which resulted in lower U.S. Dollar equivalent manufacturing and overhead costs in the Brazilian operations. Steel costs have declined with the broader market. Cost/mix spending was higher as a result of slowing production in most of the FLAG product lines in response to soft market conditions in both Europe and the U.S. FLAG production volumes for the third quarter of 2012 were at approximately 82% of capacity, compared to 94% in the third quarter of 2011, resulting in unfavorable plant efficiency and related cost absorption. Partially offsetting the increase in product costs was a reduction in SG&A expense, mainly in the areas of travel, professional fees, and advertising.

Farm, Ranch, and Agriculture

The FRAG segment reported third quarter 2012 sales of $69.7 million. Third quarter 2012 sales increased $23.1 million from the third quarter of 2011 due to sales generated by acquired businesses, partially offset by base business volume decline. Excluding the impact of acquired businesses, sales declined 15%. Log splitter sales were the primary driver of the decline as temperatures in the U.S. were unusually high entering the key selling season; sales were in line with the overall log splitter market for the quarter. The change in segment sales for the comparable third quarter periods is illustrated below, with sales from businesses acquired since July 1, 2011 of $30.2 million presented entirely as acquired volume increase. Sales from businesses acquired are mainly sales in the Woods/TISCO business. Woods/TISCO sales on a pro forma basis were down approximately 6% compared to the prior year third quarter, primarily as a result of the U.S. drought conditions.

Change in FRAG Segment Sales

(U.S. Dollars in millions; amounts may not sum due to rounding)

	Sales	Change
Third Quarter 2011	$46.6
Increase / (Decrease)
Foreign Exchange	(0.1)	(0.3)%

	46.5	(0.3)%
Unit Volume	(6.8)	(14.7)%
Selling Price / Mix	(0.1)	(0.2)%

	39.5	(15.1)%
Acquired Volume (1)	30.2	n.m.

Third Quarter 2012	$69.7	49.7%

(1)	Represents third quarter 2012 sales from Woods/TISCO and the FRAG portion of PBL compared to the prior year period during which Blount did not own those businesses

Segment backlog was $25.4 million at September 30, 2012, a 10% reduction compared to the $28.3 million at December 31, 2011.

Segment contribution to operating income and Adjusted EBITDA was $1.1 million and $5.2 million, respectively, for the third quarter of 2012. A reconciliation of the third quarter 2012 contribution to operating income compared to the third quarter of 2011 is presented below.

Change in FRAG Segment Contribution to Operating Income and Adjusted EBITDA

(U.S. Dollars in millions; amounts may not sum due to rounding)

	Contribution to Operating Income	Percent of Segment Sales	Depreciation, Amortization, and Other	Adjusted EBITDA	Percent of Segment Sales
Third Quarter 2011	$3.8	8.2%	$3.5	$7.3	15.7%

Increase / (Decrease)
Foreign Exchange	0.1

	3.9	8.4%
Unit Volume	(3.1)
Selling Price / Mix	(0.1)
Costs / Mix	(3.4)

	(2.6)	(6.6)%
Acquired businesses excluding acquisition accounting	3.6
Acquisition accounting(1)	0.1

Third Quarter 2012	$1.1	1.5%	$4.1	$5.2	7.5%

(1)	Represents change in acquisition accounting impact for all FRAG business units regardless of date acquired

The decline in sales volume generated a reduction to operating income contribution, while cost/mix increased compared to the third quarter of 2011. Incremental logistics costs of $2.5 million and increased support costs of $0.8 million were the main drivers of the cost/mix increase. Logistics costs were driven by elevated air freight of $1.2 million with continued efforts to shorten the FRAG supply chain lead time and incremental distribution costs of $1.0 million. Support costs are primarily in the area of supply chain as well as information systems costs associated with planned investments in infrastructure. Acquired businesses had a net positive impact on segment contribution to operating income, with changes in acquisition accounting representing a $0.1 million change to contribution to operating income.

Corporate and Other

Corporate and other generated net expense of $3.6 million in the third quarter of 2012 compared to net expense of $6.8 million in the third quarter of 2011. The smaller net expense was due to lower SG&A, driven mostly by reduced acquisition-related spending compared to the prior year. Partially offsetting the spending reduction in SG&A was $0.8 million of transition expenses associated with consolidation of the SpeeCo distribution and assembly and FLAG distribution operations into the new Kansas City distribution and log splitter assembly facility. The bulk of the $0.8 million relates primarily to incremental labor and equipment rental costs early in the third quarter to complete the stabilization of the distribution center operations.

Net Income

Third quarter 2012 net income increased due to lower other expense. Other expense declined as a result of charges to income related to amending the terms of the Company’s Senior Credit Facility in 2011 which were not repeated in the third quarter of 2012. Lower operating income, discussed above, partially offset the impact of lower other expense. Net interest expense was $4.3 million in the third quarter of 2012 versus $4.4 million in the third quarter of 2011. The impact of lower interest rates more than offset higher average borrowing levels in the third quarter of 2012 versus the 2011. The change in net income for the third quarter of 2012 compared to the third quarter of 2011 is summarized in the table below.

Change in Net Income

(U.S. Dollars in millions, except per share data; amounts may not sum due to rounding)

	Pre-tax Income	Income Tax Effect	Net Income	Diluted Earnings per Share
Third Quarter 2011 Results	$15.7	$4.9	$10.8	$0.22
Change due to:
Decreased operating income excluding acquisition accounting and facility closure	(2.6)	(0.8)	(1.8)	(0.04)
Facility closure and restructuring	(0.8)	(0.2)	(0.6)	(0.01)
Acquisition accounting impact	2.0	0.6	1.4	0.03
Decreased net interest expense	0.1	0.0	0.1	0.00
Change in other expense	3.9	1.2	2.7	0.05
Change in income tax rate	n/a	0.9	(0.9)	(0.02)

Third Quarter 2012 Results	$18.3	$6.7	$11.6	$0.23

Cash Flow and Debt

As of September 30, 2012, the Company had net debt of $467.9 million, a decrease of $5.8 million from June 30, 2012 and a decrease of $0.4 million compared to December 31, 2011. The decrease in net debt since the end of the second quarter 2012 was the result of free cash generation of $6.1 million, partially offset by financing costs related to the amendment of the Company’s Senior Credit facility on August 3, 2012. The amendment included a change to the leverage limits and a modification of certain other covenants. There was no change to the size, rates of interest, or maturity dates of the facility. The amended terms are designed to provide operating flexibility as the Company navigates the decline in demand in key markets.

Free cash flow was $6.1 million in the third quarter of 2012 resulting from cash generated by operations of $18.5 million offset by net capital expenditures of $12.4 million. Free cash generated in the third quarter of 2012 declined by $3.5 million compared to the third quarter of 2011 mostly as a result of $1.8 million of reduced cash from operations and $1.7 million of increased capital equipment spending. Net capital expenditures were larger in the third quarter of 2012 than the third quarter of 2011 with incremental capital spending of $4.0 million on capacity at the Fuzhou, China manufacturing plant partially offset by reduced capital spending at the Curitiba, Brazil and Portland, Oregon locations. The Company defines free cash flow as cash flows from operating activities less net capital spending. The ratio of net debt to pro forma last-twelve-months (“LTM”) Adjusted EBITDA was 3.3x as of September 30, 2012, which increased from 2.8x at December 31, 2011. The increase in leverage from the end of 2011 is primarily the result of reduced year-to-date 2012 profitability and increased use of cash for working capital.

2012 Financial Outlook

As a result of continued soft market conditions, fueled primarily by economic uncertainty in Europe and drought conditions in North America, the Company continues to expect sales of $920 million to $940 million for the full year. The Company expects full year 2012 operating income to range between $80 million and $85 million. The expectation for 2012 assumes that foreign currency exchange rates will improve operating income on a year-over-year basis by between $1 million and $2 million and steel prices will have a neutral full year impact on 2012 operating income compared to 2011. The outlook for 2012 operating income also includes estimated non-cash charges as a result of acquisition accounting of approximately $16 million. Free cash flow for 2012 is expected to range between $12 million and $18 million, after approximately $50 million of capital expenditures. Free cash flow has been negatively impacted by elevated working capital levels and soft market conditions. Net interest expense is expected to be between $17 million and $18 million in 2012, and the effective income tax rate for continuing operations is expected to be between 35% and 38% in 2012.

A comparison of key operating indicators for 2011 actual results, 2011 pro forma results, and the 2012 outlook mid-point, is provided in the table below.

(U.S. Dollars in millions)	2011 Actual	2011 Pro Forma	2012 Outlook Mid-Point
Sales	$831.6	$975.5	$930.0
Operating Income	98.0	110.0	82.5
Adjusted EBITDA	146.9	168.7	140.0
Free Cash Flow	38.3	47.9	15.0
Net Capital Expenditures	39.4	41.6	50.0
Net Debt at Period End	468.2	468.2	454.0
Net Debt/Adjusted EBITDA	3.2x	2.8x	3.2x

Adjusted EBITDA and Free Cash Flow are non-GAAP measures and are reconciled to Operating Income and Cash Flow from Operations in the attached financial data table.

###

Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for consumers and professionals operating primarily in two market segments: Forestry, Lawn, and Garden (“FLAG”); and Farm, Ranch, and Agriculture (“FRAG”). Blount also sells products in the construction markets and is the market leader in manufacturing saw chain and guide bars for chain saws. Blount has a global manufacturing and distribution footprint and sells its products in more than 115 countries around the world. Blount markets its products primarily under the OREGON®, OREGON® PowerNowTM, Carlton®, Woods®, TISCO, SpeeCo®, and ICS® brands. For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation Blount’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that Blount believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that Blount may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as being subject to the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands, except per share data)	2011	2012	2011	2012
Sales	$212,904	$232,736	$595,115	$698,104
Cost of sales	147,344	169,808	405,319	504,433

Gross profit	65,560	62,928	189,796	193,671
Selling, general, and administrative expenses	41,627	39,662	113,203	127,404
Facility closure & restructuring charges	—	802	—	6,400

Operating income	23,933	22,464	76,593	59,867
Interest expense, net of interest income	(4,421)	(4,278)	(14,071)	(12,937)
Other income (expense), net	(3,772)	113	(4,067)	210

Income from continuing operations before income taxes	15,740	18,299	58,455	47,140
Provision for income taxes	4,935	6,677	18,275	16,536

Net income	$10,805	$11,622	$40,180	$30,604

Basic income per share:	$0.22	$0.24	$0.83	$0.62

Diluted income per share:	$0.22	$0.23	$0.81	$0.61

Shares used for per share computations:
Basic	48,833	49,236	48,633	49,126
Diluted	49,545	49,913	49,345	49,866

Free Cash Flow	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2011	2012	2011	2012
Net cash provided by operating activities	$20,272	$18,487	$60,988	$38,907
Net purchases of property, plant, and equipment	(10,668)	(12,417)	(24,190)	(38,653)

Free cash flow	$9,604	$6,070	$36,798	$254

Segment Information	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2011	2012	2011	2012
Sales:
FLAG	$160,336	$156,728	$494,299	$484,626
FRAG	46,565	69,688	81,719	193,634
Other	6,003	6,320	19,097	19,844

Total sales	$212,904	$232,736	$595,115	$698,104

Operating income:
FLAG	$26,897	$24,987	$89,270	$82,037
FRAG	3,832	1,059	5,121	(3,620)
Other	(6,796)	(3,582)	(17,798)	(18,550)

Operating income	$23,933	$22,464	$76,593	$59,867

Condensed Consolidated Balance Sheets	December 31,	September 30,
(Amounts in thousands)	2011	2012
Assets:
Cash and cash equivalents	$62,118	$45,904
Accounts receivable	133,965	126,620
Inventories	149,825	173,548
Other current assets	37,430	43,784
Property, plant, and equipment, net	155,872	172,335
Other non-current assets	344,997	334,687

Total Assets	$884,207	$896,878

Liabilities:
Current maturities of long-term debt	$20,348	$15,000
Other current liabilities	127,130	131,608
Long-term debt, net of current maturities	510,014	498,762
Other long-term liabilities	157,250	146,706

Total liabilities	814,742	792,076
Stockholders’ equity	69,465	104,802

Total Liabilities and Stockholders’ Equity	$884,207	$896,878

Net debt (Current maturities plus Long-term debt less Cash and cash equivalents)	$468,244	$467,858

Sales and Adjusted EBITDA

(Amounts may not sum due to rounding)	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
Three Months Ended September 30, (Amounts in thousands)	2011 Actual	2012 Actual	2011 Actual	2012 Actual	2011 Actual	2012 Actual	2011 Actual	2012 Actual
Total sales	$160,336	$156,728	$46,565	$69,688	$6,003	$6,320	$212,904	$232,736

Operating income	26,897	24,987	3,832	1,059	(6,796)	(3,582)	$23,933	$22,464
Depreciation	5,324	5,877	486	1,227	50	123	5,860	7,227
Amortization / purchase accounting	1,216	757	2,973	2,928	—	—	4,189	3,685
Stock compensation					1,021	1,644	1,021	1,644
Facility closure and restructuring charges					—	802	—	802
Inventory and asset impairment charges							—	—
Expense associated with business acquisitions					2,569		2,569	—
Other					116		116	—

Adjusted EBITDA	$33,437	$31,621	$7,291	$5,214	$(3,040)	$(1,013)	$37,688	$35,822

	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
Nine Months Ended September 30, (Amounts in thousands)	2011 Actual	2012 Actual	2011 Actual	2012 Actual	2011 Actual	2012 Actual	2011 Actual	2012 Actual
Total sales	$494,299	$484,626	$81,719	$193,634	$19,097	$19,844	$595,115	$698,104

Operating income	89,270	82,037	5,121	(3,620)	(17,798)	(18,550)	$76,593	$59,867
Depreciation	15,342	17,207	772	3,437	190	762	16,304	21,406
Amortization / purchase accounting	3,169	2,777	5,751	9,567	—	—	8,920	12,344
Stock compensation					3,021	4,225	3,021	4,225
Facility closure and restructuring charges					—	6,989	—	6,989
Inventory and asset impairment charges	491						491	—
Expense associated with business acquisitions					3,950		3,950	—
Other					423		423	—

Adjusted EBITDA	$108,272	$102,021	$11,644	$9,384	$(10,214)	$(6,574)	$109,702	$104,831

	Total Company
Twelve Months Ended December 31,	2011 Actual	2011 Pro Forma[1]	2012 Full Year Estimate
Total sales	$831,630	$975,500	$930,000

Operating income	$97,953	$109,964	$82,500
Depreciation	23,482	26,898	29,000
Amortization / purchase accounting	15,642	22,016	16,000
Stock compensation	4,442	4,442	5,500
Facility closure and restructuring charges	—	—	7,000
Inventory and asset impairment charges	491	491	—
Expense associated with business acquisitions	4,383	4,383	—
Other	535	535	—

Adjusted EBITDA	$146,928	$168,729	$140,000

1)	2011 Pro Forma information includes KOX, PBL and Woods results as if acquired January 1, 2011.